Exhibit 12.1

BURLINGTON NORTHERN SANTA FE CORPORATION and SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(In millions, except ratio amounts)
(Unaudited)

	Three Months Ended March 31,
	2009		2008

Earnings:

Income before income taxes	$468		$741

Add:
Interest and other fixed charges, excluding capitalized interest	198	[a]	134

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	69		70

Distributed income of investees accounted for under the equity method	2		1

Amortization of capitalized interest	1		1

Less: Equity in earnings of investments accounted for
under the equity method	1		2

Total earnings available for fixed charges	$737		$945

Fixed charges:

Interest and fixed charges	$202	[a]	$139

Reasonable approximation of portion of rent under long-term operating leases
representative of an interest factor	69		70

Total fixed charges	$271		$209

Ratio of earnings to fixed charges	2.72x		4.52x

a Includes a $43 million loss for interest rate hedges on debt whose issuance is no longer considered probable (see Note 2 to the Consolidated Financial Statements).

E-2
Form 10-Q